Exhibit 14

PARK NATIONAL CORPORATION
CODE OF BUSINESS CONDUCT AND ETHICS

Adopted by the Board of Directors
January 16, 2001

Most Recently Reviewed by the Policy Owner
October 2, 2018

Most Recently Approved by the Board of Directors
October 19, 2018

If you have any comments or suggestions regarding the Code of Business Conduct and Ethics, please contact Laura B. Lewis at (740) 349-3750. If you have comments or suggestions on overall policy administration or governance, please contact Brady Burt at (740) 322-6844.

Park National Corporation ("Park") is judged by the collective and individual performance of the directors/ Advisory Board members (together, the “directors”), officers, associates, and agents of Park and its subsidiaries, including the respective divisions of The Park National Bank (“PNB”) and Guardian Financial Services Company. Collectively, Park and all its subsidiaries are referred to as the “Company”. Thus, these individuals traditionally have recognized that their first duty to the Company is to act in a manner that merits public trust and confidence.

As professionals, the Company's directors, officers, associates, and agents have earned a reputation for integrity and competence. They have been guided and judged by the highest standards of conduct. Over the years, these standards have been reaffirmed, despite new challenges and ever-changing social values. Integrity, honesty, public trust and confidence have served as crucial tests of our service and success.

This Code of Business Conduct and Ethics (the "Code of Ethics") has been adopted by the Board of Directors of Park to demonstrate to the public and the Company's various constituents the importance that Park's Board of Directors and leaders place on ethical conduct. The Code of Ethics is intended to set forth the Company's expectations for the conduct of ethical business practices by its directors, officers, associates, and agents to promote advance disclosure and review of potential conflicts of interest and similar matters, to protect and encourage the reporting of questionable behavior, to foster an atmosphere of self-awareness and prudent conduct and to discipline appropriately those who engage in improper conduct. The Code of Ethics is not presented to expand upon or change the ethical standards of the Company’s directors, officers, associates, and agents. It is not intended to be all-inclusive, and cannot address every situation that might arise. Rather its purpose is to reduce to writing many of the patterns of conduct that are expected at the Company. It represents a set of minimum standards. It is important to remember that our good reputation emerges from many actions and can be jeopardized by one.

You are required to read this Code of Ethics carefully. Should it be unclear, please seek guidance from your PNB division President, the Director of Human Resources of PNB, the Chief Auditor of Park, Park’s Chairman of the Board (“Chairman”), Park’s President or Park’s Chief Executive Officer (“CEO”) for in matters such as these, appearance is often as important as reality. It is not only the letter but the spirit of the commitment that is important.

On an annual basis, directors and officers of the Company must re-read this Code of Ethics and provide written verification of such review by signing an appropriate acknowledgment form. New associates must read the Code of Ethics and sign the appropriate acknowledgment form during their orientation meeting. All associates must re-read the Code of Ethics (as amended) and sign new acknowledgment forms after any amendments are approved by the Board of Directors of Park.

If any associate wishes to anonymously report violations of this Code of Ethics, the Company has established the PRK Improvement Line, a confidential hotline which can be accessed at 1-800-418-6423 extension 775. In addition to reporting via telephone, associates may report online via www.securityvoice.com/reports. Both the telephone and online reporting methods are confidential, and an outside company is used to transmit the information to appropriate Park management. (In some cases, the Chair of the Audit Committee of the Board of Directors of Park (the “Audit Committee”) and/or the Park Audit Committee may receive such information directly.) However, any e-mail that originates from a Company e-mail address (e.g., an associate’s work e-mail) could be tracked later through computer system documentation, so for maximum confidentiality, it is suggested that a personal home computer be used for the online method of reporting.

Confidential Information
Perhaps the most crucial area of concern for bankers and regulatory authorities is the use and/or abuse of confidential information. Financial institutions by their very nature are privy to customers' business plans, forecasts, decisions, and problems. Bankers receive this information as an aid to providing more efficient, more knowledgeable service … and for no other reason.

The use of such information for one's own, or another’s, personal benefit constitutes an abuse which subjects an individual and the institution to statutory penalties.

Banks also possess considerable information which, though not necessarily confidential by nature, must nonetheless be treated confidentially if the right of privacy of customers and staff is to be safeguarded.

Therefore, confidential information with respect to the Company’s customers and suppliers acquired by an officer, director, associate, or agent of the Company, through his or her association with the Company, is considered to be privileged and must be held in the strictest confidence. It is to be used solely for the intended Company and/or customer purposes and not as a basis for personal gain by the officer, director, associate or agent. It must also be protected from misuse that could result in identity theft. In no case shall such information be transmitted to or accessed by (1) persons outside the Company, including family or other acquaintances, or (2) any officers, directors, associates, or agents of the Company who do not have a legitimate business need to know such information in discharging their respective duties.
Computers and other technological devices enable access to information with greater ease and thus great care is to be taken in following security measures and processes that limit access to confidential or sensitive information involving a customer and/or the Company. Any unauthorized access, update or use of the Company’s systems or data is strictly prohibited. Each officer, associate and agent of the Company entrusted with access to the Company’s data systems, or authorized to update such systems, is responsible for protecting the integrity of such systems, including the data contained therein, and may only divulge information related to such systems or data to those having a legitimate business need for access to the relevant data systems or data. Information relating to a customer or the Company is only to be accessed by an officer, director, associate or agent of the Company if necessary to perform his/her job. In addition, confidential information is to be protected from access by others through consistent use of user names and passwords, and protection of such user names and passwords from use by others inside and outside of the Company.

The restrictions in this section shall also apply to the reports and statements prepared for use in the Company’s business and not generally released. The disclosure of material, nonpublic information to others can lead to significant legal consequences, fines, and punishment as well as termination of employment. “Material, nonpublic information” means, generally, any inside information pertaining to the Company that has not been made public that a reasonable investor would consider important in making an investment decision. Only specifically authorized representatives of the Company may discuss any aspect of the Company’s business with the news media or the investment community. Officers, directors, associates, and agents of the Company may not under any circumstances provide information or discuss matters involving the Company with the news media or investment community even if contacted directly by a media organization or investment entity. All such contact or inquiries must be referred to Park’s Chairman, President and/or CEO, or their respective designee(s).

Privacy Principles
The Company is committed to protecting customer privacy and the confidentiality of all customer information. The Company follows the American Bankers Association’s “Principles of Banking”, as described below:

1. Recognition of a Customer’s Expectation of Privacy
The Company will recognize and respect the privacy expectations of our customers and explain principles of financial privacy to our customers in an appropriate fashion.

2. Use, Collection and Retention of Customer Information
The Company will collect, retain, and use information about individual customers only where we reasonably believe it would be useful (and allowed by law) to administer our business and to provide products, services and other opportunities to our customers.

3. Maintenance of Accurate Information
The Company will maintain procedures so that our customers’ financial information is accurate, current and complete in accordance with reasonable commercial standards. We will also respond to requests to correct inaccurate information in a timely manner.

4. Limiting Associate Access to Information
The Company will take reasonable steps to limit access by our associates to personally identifiable information to those with a business reason for knowing such information. We will continue to educate our associates so that they will understand the importance of confidentiality and customer privacy. We will also take appropriate disciplinary measures to enforce associate privacy responsibilities.

5. Protection of Information via Established Security Procedures
The Company will maintain appropriate security standards and procedures regarding unauthorized access to customer information.

6. Restrictions on the Disclosure of Account Information
The Company will not reveal specific information about customer accounts or other personally identifiable data to unaffiliated third parties for their independent use, except for the exchange of information with reputable information reporting agencies to maximize the accuracy and security of such information in the performance of bona fide corporate due diligence, unless (1) the information is provided to help complete a customer-initiated transaction; (2) the customer requests it; (3) the disclosure is required or allowed by any applicable law, rule or regulation (i.e., subpoena, investigation of fraudulent activity, etc.); or (4) the customer has been informed about the possibility of such disclosure for marketing or similar purposes through a prior communication and is given the opportunity to decline (i.e., "opt out").

7. Maintaining Customer Privacy in Business Relationships with Third Parties
If personally identifiable customer information is provided to a third party, the Company will insist that the third party adhere to similar Privacy Principles that provide for keeping such information confidential.

8. Disclosure of Privacy Principles to Customers
The Company will devise methods of providing our customers with an understanding of our privacy policies.

Company Assets and Intellectual Property
Company-owned assets (including but not limited to documents, electronic files, reports and records) and intellectual property (including but not limited to inventions, business ideas, unique products, methodologies and business strategies) are only to be used for corporate purposes and not for personal use or gain. All officers, directors, associates and agents are required to safeguard the Company’s property.

Conflicts of Interest
As directors, officers, associates, and agents within a financial services organization, we assume a duty to our communities, our customers and our shareholders. Such duty is to act in all matters in a manner that will merit public trust and confidence. This duty extends to all activities -- both personal and professional. Each person associated with the Company is expected to direct his or her personal conduct in a manner which will bring credit to the Company and to avoid any action which would discredit it.

In the exercise of privileges and authority arising from employment or other association with the Company, two fundamental principles apply: directors, officers, associates, and agents, when acting for, on behalf of, or in the name of the Company, will place the interests of the Company ahead of their own private interests, and directors, officers, associates, and agents have a duty to make full disclosure of any situation in which their private interests create a conflict or potential conflict with those of the Company.

Conflicts of interest occur when business judgments or decisions may be influenced by personal interests not shared by the organization as a whole. A conflict situation may, for example, arise when an individual, or a member of the individual’s family, has an interest in a transaction to which the Company is a party, competes with the Company or takes advantage of an opportunity that belongs to the Company.

When a conflict of interest arises, an officer, director, associate, or agent has a duty to place the Company's interests above his or her own personal interests. It is essential in those instances where a business decision or practice by an officer, director, associate, or agent of the Company may appear to have been made to advance a personal interest, that the decision be approved by the independent and "disinterested" officers or directors of the Company. Thus, if an associate faces a potential conflict of interest, the associate must report the potential conflict of interest to a senior officer for his or her review. Any action or transaction in which the personal interest of an officer, director, associate or agent of the Company may be in conflict with the interests of the Company must be promptly reported to the Chair of the Park Audit Committee or through the PRK Improvement Line (see page 2). The Audit Committee shall review and oversee all actions and transactions which involve the personal interest of an associate, officer, or director and shall have the right to determine in advance that any such action or transaction does not constitute a conflict of interest in violation of this Code of Ethics.

For example, it is considered a conflict of interest, which could result in termination of employment, if an associate of the Company makes a loan, prepares and/or processes any type of transaction (e.g., opens an account, completes a loan application, processes withdrawals, deposits, check cashing or payments), or waives fees and/or service charges for his/her own personal loans, accounts, or transactions, or those of immediate family members or intimate partners and persons living in the same household (roommate, boyfriend, girlfriend, etc.); or otherwise influences another associate to prepare or process a transaction for which there is no direct request from the customer.

Additionally, the use of bank systems to view customer account information without a business need, or viewing accounts of immediate family or intimate partners on which the associate is not an owner/signer, is prohibited, even if done at the request of the account owner. Viewing account information as part of a transaction in which the associate is personally involved (such as viewing loan information when party to the transaction personally) is also prohibited. It is each associate’s responsibility to exercise prudence and good judgment when making loans or processing transactions to or for anyone whose personal relationship with the associate may influence his/her judgment.

This policy is not meant to discourage relatives and/or friends of associates from banking with our Company. They should be afforded the same excellent service as other customers.

Additional direction on this subject is provided in the “Conflicts of Interest” booklet of the Comptroller’s Handbook (Office of the Comptroller of the Currency, January 2015).

Outside Activities
No outside activity may interfere or conflict with the interest of the Company. Acceptance of outside employment, election to directorships of other for-profit corporations, representation of customers in their dealings with our Company and participation in the affairs of all outside organizations carry possibilities of conflict of interest. No associate may serve as an officer or director (or in a similar capacity) of any for-profit enterprise without obtaining written approval from Park’s Chairman, President and/or CEO or the President of the respective division of PNB.

Associates of the Company should ask themselves the following questions when considering a job outside the Company: Is there a conflict of interest? Will it adversely affect the Company? Will the job interfere with the time and attention that must be devoted to my job duties, responsibilities, or other obligations at the Company? Will Company property or equipment or use of proprietary information (such as mailing lists, computer systems, etc.) be involved? If the answer to any of these questions is "yes," the second job cannot be accepted. Regardless of whether a conflict of interest exists, any outside employment must be communicated to the associate’s supervisor.

Service with constructive nonprofit, community and charitable organizations and participation in civic affairs are strongly encouraged. There are cases, however, when such organizations may have business relationships with the Company or one of the divisions of PNB which involve the handling of confidential information, such that associates’ service with or participation in such organization might result in a conflict of interest. Associates must be sensitive to such potential conflicts. In addition, as an officer or board member of a nonprofit, community or charitable organization, associates are not to participate in any deliberations, decisions or votes involving the Company.

Fiduciary
No associate shall accept appointment of or continue to act as a fiduciary or co-fiduciary in the case of any trust, estate, agency, guardianship or conservatorship of an estate or custodianship, or act as an investment counselor or estate appraiser (other than in the course of employment with the Company); unless the creator of the relationship- or the ward in the case of a guardianship or conservatorship- is a member of the associate’s immediate family or a close personal friend. This provision can be waived, on a case-by-case basis, by express written approval of Park’s Chairman, President and/or CEO or the President of the respective division of PNB.

In the event that an associate is serving as a fiduciary or co-fiduciary of an estate, trust, agency, guardianship or conservatorship of a customer of the Company in compliance with this Code of Ethics, such associate may not be assigned to service such account and must consider and adhere to the conflict of interest provisions of this Code of Ethics.

Gifts, Fees, Gratuities, and Other Payments from Customers, Suppliers or Third Parties
Federal law (including the Bank Bribery Amendments Act of 1985) prohibits officers, directors, associates and agents of the Company from (1) soliciting for themselves or for a third party (other than the respective PNB division with which they are associated) anything of value from anyone in return for any business, service or confidential information of the Park subsidiary with which they are associated, and (2) accepting anything of value (other than a bona fide salary, wages and fees referred to in 18 U.S.C. § 215(c)) from anyone in connection with the business of the respective Park subsidiary with which they are associated, either before or after a transaction is discussed or consummated.

Additional direction on this subject is provided in the "Insider Activities" booklet of the Comptroller’s Handbook (Office of the Comptroller of the Currency, November 2013).

18 U.S.C. § 215 is intended to prevent a pay-off to officers, directors, associates or agents of a Park subsidiary as a quid pro quo either to induce a particular transaction or as a "gratuity" in support of a particular transaction. Thus, where a benefit is given or received as a result of a banking transaction, the statute may be violated. However, it is not intended to proscribe the receipt of gratuities or favors of nominal value when it is clear from the circumstances that (1) a customer is not trying to exert any influence over the officer, director, associate or agent of the Park subsidiary in connection with a transaction and (2) the gratuity or favor is, in fact, unsolicited.

In addition, officers, directors, associates and agents may not accept anything of value (e.g., payments, gifts, tangible items or special privileges) in exchange for referrals or other recommendations of business, if such acceptance would be in violation of any applicable law, rule or regulation (including, without limitation, the Real Estate Settlement Procedures Act).

Some of our business acquaintances customarily distribute small gifts during the holidays and on other occasions. In the event of receipt of such a gift or an entertainment opportunity, each director, officer, associate, and agent (when acting for, on behalf of or in the name of the Company) must decide conscientiously whether or not acceptance would give rise to a feeling of obligation, or could lead to misinterpretation. Gifts, benefits, or unusual hospitality that might tend to influence one in the performance of his or her duty, or to create the appearance of impropriety or undue influence, must not be accepted. Such gifts, benefits or unusual hospitality do not include gifts of nominal value, or gifts which serve as general advertising for the donor, or discounts or special concessions available to all associates, or hospitality which is casual and limited to a normal situation. As a further guide to what may or may not be acceptable, associates should ask themselves whether (1) in the judgment of business associates or disinterested parties, such acceptance might seem to impair their ability to act at all times solely in the best interests of the Company, (2) the gift could give the appearance of being solicited or requested and (3) the gift is intended to, or appears to be intended to, influence or reward a business decision or transaction involving the Company.

If an officer, director, or agent receives a personal benefit that is not clearly reasonable and business-related, he/she must report it to the Park Audit Committee. If an associate receives a personal benefit that is not clearly reasonable and business-related, he/she must report it to Park’s Chairman, President and/or CEO or the President of the respective division of PNB. The Park Audit Committee, Park’s Chairman, President and/or CEO or the President of the respective division of PNB, as the case may be, shall have the right to determine in advance that any such personal benefit does not constitute a conflict of interest in violation of this Code of Ethics and/or to require that such personal benefit be returned to the provider and/or reimbursed by the Company.

Giving Gifts
While giving gifts to customers or other officers, directors, associates or agents of the Company may be warranted by legitimate business reasons in certain circumstances, such gifts are to be reasonable and customary for such circumstances and are not to be in the form of cash. Officers, directors, associates and agents of the Company are never to give a gift with the intent to influence a business decision. In addition, officers, directors, associates and agents are never to give anything of value (e.g., payments, gifts, tangible items or special privileges) in exchange for the referrals or other recommendations of business, if such gift would be in violation of any applicable law, rule or regulation (including, without limitation, the Real Estate Settlement Procedures Act). Any gifts to federal, state, local or foreign government officials or employees are to be approved by the Company’s counsel.

Dealing Fairly With Customers, Suppliers, and Other Associates
No officer, director, associate, or agent of the Company may take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. Officers, directors, associates and agents of the Company may not offer or make payments of any kind, whether of money, services or property, to any domestic or foreign public official or provide personal benefits that are not clearly reasonable and business-related to any associate, agent or representative of any organization seeking to or doing business with the Company. If there is any question as to whether any such personal benefit is clearly reasonable and business-related, an officer, director, associate or agent must seek pre-approval from the Park Audit Committee, Park’s Chairman, President and/or CEO or the President of the respective division of PNB.

Except for pricing and packaging of services established by PNB, associates may not extend credit, lease or sell property, provide services or base interest rates or prices on the condition that a customer (1) obtain credit, property or services from PNB, (2) provide credit, property or services to PNB or (3) avoid obtaining any credit, property or services from a competitor of PNB.

All bank associates are required to understand and execute on their responsibility to report customer complaints and inquiries by following Park’s Voice of the Customer program, policies and procedures for logging complaints in the central database. This system is designed to monitor and track complaints to resolution. Customer complaints are taken seriously and corrective action will be taken to protect both the Bank and customers from potential reputational and financial harm, thereby maintaining public confidence and reducing compliance risk.

Competition
The Company believes that open and honest competition in the marketplace is healthy and must always be positive, not negative. Any collusion with competitors about the pricing of bank services, interest rates or otherwise engaging in any activity that has the effect, directly or indirectly, of lessening competition, is not permitted.

Associates must avoid portraying bank competitors, or the Company itself, in a negative or adverse way. Associates have a duty to portray the Company in the best possible light when communicating with clients, friends, neighbors and any current or potential clients.

Political Activities
Neither Park nor any of its subsidiaries will make any contribution or expenditure, either directly or indirectly, to, or for the benefit of, use of, in support of, or in opposition to, any political party, candidate, political committee, or for any nonpublic issue purpose. The Company will not reimburse any person for any such contribution or expenditure. This policy relates to the use of Company funds only, and in no way is intended to discourage officers, directors, associates, and/or agents from making personal contributions to individual candidates, political parties, or political action committees.

It is contrary to the Company’s Code of Ethics to permit the payment of funds of any subsidiary of Park, or use of Company property, either directly or indirectly, to secure favored business treatment for the applicable subsidiary. In addition, Company property or funds cannot be used to support a campaign for public office. This includes the use of Company personnel and equipment such as telephones, copy machines, postage, etc.

The Company may make political loans in connection with campaigns provided that such loans are made (1) in accordance with applicable banking laws, rules and regulations; (2) in the ordinary course of business; (3) in accordance with the Company’s internal loan policies; and (4) in conformity with applicable federal, state and local laws, rules and regulations.

Directors, officers, associates, and agents of the Company may engage in political activity (serving, for example, as a campaign treasurer). Associates must inform the persons to whom they report and be very careful not to allow their activity to interfere with their work-related responsibilities. This means such activity would ordinarily be confined to the evenings and weekends and only occasionally and exceptionally would it be engaged in during business hours. When engaging in personal political activities, any director, officer, associate or agent of the Company must ensure that such person represents himself/ herself as an individual and does not appear to represent the Company in any way.

Any associate of the Company who is considering becoming a candidate for any elective public office, engaging in outside employment under any governmental unit, or being appointed to any governmental position must inform and obtain prior approval from Park’s Chairman, President and/or CEO or the President of the respective division of PNB with which he or she is associated.

Dishonesty and Breach of Trust
An officer, director, associate, or agent shall not use his/her position at the Company to commit an act that would be considered illegal (e.g. theft, falsifying records, forgery, check kiting, etc.).

All officers, directors, associates, and agents must conduct themselves with honesty and integrity at all times. Suspicious activities must be reported to the Internal Audit Department of Park or Human Resources Department of PNB, or through the confidential PRK Improvement Line (see page 2.) Upon receipt of such report, the PRK Investigation Team, comprised of Internal Audit, Security, and Human Resources officers, will conduct an investigation. All officers, directors, associates, and agents are to cooperate with any investigation. Withholding information, lying to investigators, or impeding the investigation in any way, will be cause for immediate termination of employment. All legal violations will be referred to the appropriate police agency for prosecution.

Compliance with Applicable Laws, Rules and Regulations
The Company expects that each and every officer, director, associate, and agent of the Company will comply with all applicable federal, state, local and foreign laws, rules and regulations governing the Company's business, including insider trading laws. In addition, all officers, directors, associates, and agents are required to respond honestly and candidly when dealing with the Company’s independent auditors and internal auditors, regulators and attorneys.

While these principles are seemingly self-explanatory, at times the application of any particular law, rule or regulation to the Company may not be perfectly clear. Where an associate is unsure or has any question as to the application to the Company of any law, rule or regulation, it is expected that the associate will seek appropriate guidance from the President of the respective division of PNB with which he or she is associated. Officers, directors, and agents of the Company should seek guidance from the President of the respective division of PNB. If outside legal counsel needs to be considered, the Legal Risk Management Policy should be consulted along with the Legal Risk Manager and appropriate business line leader for the area in question. The Park Audit Committee has established a process for the confidential reporting of items, if an acceptable response is not received. Refer to page 2 for information on the PRK Improvement Line. In addition, the Park Audit Committee is specifically empowered to engage non-Company counsel if or when it believes such engagement is prudent.

Dealing with Auditors, Examiners, Regulators and Legal Counsel
All officers, directors, associates and agents must respond and deal honestly, factually and candidly with the Company’s independent and internal auditors, regulators and attorneys.

It is of critical importance that Park’s filings with the Securities and Exchange Commission, banking regulators and other regulatory agencies and authorities, as well as our other public communications be complete, fair, accurate, timely, understandable and transparent. Depending on your position with the Company, you may be called upon to provide necessary information to assure that Park’s filings and public reports meet these standards.

Maintaining Accurate Records
The Company's books, records and accounts shall accurately and fairly reflect the transactions of the Company in reasonable detail and in accordance with the Company’s accounting practices and policies.

All officers, directors, associates and agents must comply with all internal control procedures established by the Company for the safeguarding of assets and proper reporting and disclosure of financial information.

In business records and other communications, including any e-mails and internal memos and reports, officers, directors, associates and agents of the Company are prohibited from falsifying information and are to avoid exaggerations, guesswork or other inappropriate characterizations that may be misinterpreted by others. All records are to be retained and destroyed in accordance with the Company’s document retention policies and procedures. In the event that the disclosure of documents, records or other information is to be compelled in connection with litigation or governmental investigation, an officer, director, associate or agent of the Company responsible for such documents, records or other information is to seek guidance from the Company’s counsel.

Personal Investments
In making personal investments, all officers, directors, associates, and agents shall be guided by a keen awareness of potential conflict. Generally speaking, one's own investments should not be such as to influence one’s judgment or action in the conduct of the Company's business or to profit from security transactions made for the Company’s customers.

An officer, director, associate, or agent may not enter into a security transaction for his or her own account under conditions where material, nonpublic information or any information not generally available to the public is (1) made available to the Company on a confidential basis or for corporate purposes and (2) used as a basis for the individual's action; nor may the individual disclose such information to any unauthorized person. The Company has a comprehensive "Insider Trading Policy" which is applicable to all officers, directors, and associates of the Company as well as to each of their immediate family members. The Company expects that every officer, director, and associate will comply, and will cause their family members to comply, with every aspect of the Insider Trading Policy.

Associates responsible for a relationship with a particular client may not invest in the equity of such client or any subsidiary or affiliate thereof, except that associates may invest in publicly-traded stock provided that: (1) such stock is listed on a national or regional stock exchange; (2) the associate’s ownership in the relevant company (including any interest of his/her immediate family member) does not exceed 1% of the outstanding capital stock of such company; and (3) the associate may not request or accept allocation of stock in a new issue if the stock is in a company that has a relationship (other than a deposit relationship) with the Company.

In addition, associates with power or authority over purchasing goods and/or services from a vendor or supplier of the Company must avoid investments in the equity of such supplier or vendor, except for publicly-traded stock in compliance with clauses (1) - (3) addressed in the immediately preceding paragraph.

Personal Borrowing
Officers subject to Regulation O, as well as associates and other officers of the Company may borrow from PNB, the divisions of PNB or other financial institutions, provided all transactions are at arm's-

length, at market prices, and control of the lending situation is clearly in the hands of the lender. An associate may not have lending authority over an account involving the associate, his or her immediate family members, relatives or any related interests. Associates are not permitted to borrow from other customers or suppliers. This prohibition does not preclude the Company from entering into a lending relationship with an individual related to the associate by blood or marriage. Only officers subject to Regulation O must report to the Board of Directors of PNB.

It is the policy of the Company that credit standards will be consistent for all loan applications and existing clients regardless of race, color, national origin, religion, sex, sexual orientation, age, disability, marital status, veteran’s status or any other legally protected status, provided the applicant meets all other relevant criteria and the capacity to enter into a binding contract.

You must exhibit the highest caliber of ethical behavior and fiscal responsibility in your own banking relationship with the Company. Moreover, you are expected to abide by your financial obligations to the Company and to any financial institution from which you borrow. This includes ensuring your payments are made on time, sufficient funds are available in the account from which you are intending to withdraw the funds, and that your accounts remain in good standing at all times. Although the Company understands that there may be extraordinary circumstances from time to time that prevent you from meeting these obligations, it is expected that you take full responsibility for proactively communicating any issues to the Company so that appropriate arrangements can be made to address the problem at hand.

Annual Personal Financial Statements
Annual personal financial statements are required of all officers of the Company at year-end, including data for both the officer and his or her spouse. The very nature of a Company officer's job requires that full and complete financial disclosures be made on an annual basis, and more often as required.

The statements are to be submitted to the President of the division of PNB with which an officer is associated and will be made available to Park’s Chief Auditor, Chairman, President and/or CEO, as requested.

Employment of Relatives
Employment of relatives of current junior bank officers (defined as Assistant Vice President, Banking Officer and Administrative Officer) and relatives of all non-officer associates of the Company is permitted. Employment of relatives of senior officers (defined as Vice President and above) may be approved on a case-by-case basis by Park’s Chairman, President and/or CEO, but such approval will still preclude the relatives from working within the same department and/or having a reporting relationship. (See third and fourth paragraphs below for specific guidance about children of senior officers.)

Occasionally, the Company may employ both spouses, although they will be prohibited from working in the same department or branch office and may not have a reporting relationship. Supervisors/managers/leaders at any level may not hire, promote or directly supervise a family member/relative or common law or domestic partner.

The children of senior officers (Vice President and above) and directors may be employed as temporary help during their student years in any division of PNB or other subsidiary of the Company, including that of the senior officer or director parent, but they are not permitted to report directly to the senior officer parent.

Children of senior officers and directors of the Company are only permitted to have permanent employment in a separate PNB division or Park subsidiary other than that of the senior officer or director parent. Additionally, the position held by children of senior officers cannot have a reporting relationship to the senior officer parent at another PNB division. Exceptions may be made by the President of the respective PNB division and either Park’s Chairman, President and/or CEO.

Giving Advice to Clients or Customers
Clients or customers may occasionally request an opinion on legal or tax transactions. The Company cannot practice law or give legal or tax advice. Accordingly, associates must take care in discussing such transactions so as not to give the impression or allow the client or customer to interpret such discussions as providing legal or tax advice.

Assistance in Meeting the Company's Accounting, Financial Reporting and Disclosure Obligations
In compliance with the rules and regulations of the U.S. Securities and Exchange Commission and NYSE American, the Company is required to issue financial statements in conformity with generally accepted accounting principles and then make public disclosures regarding certain aspects of its business. It is expected that all officers, directors, associates and agents of the Company will keep accurate and complete books, records and accounts that enable the Company to meet its accounting and financial reporting obligations. It is expected that any officer, director, associate or agent of the Company involved in preparing the Company's disclosures, or any associate or officer asked to provide information relevant to such disclosure, will work to ensure that our public reports and communications are fair, accurate, certifiable, complete, objective, relevant, timely, and understandable.

Any associate or officer who, in good faith, believes that the Company's accounting method is inappropriate or not in compliance with generally accepted accounting principles, or has concerns about any questionable accounting or auditing matter or any other accounting, internal accounting control or auditing matter, must report this finding directly to Park's Chief Financial Officer or alternatively to the Chief Auditor of Park and, if unsatisfied with the response, directly to the Park Audit Committee. The Park Audit Committee has established a procedure for such reports that ensures the confidentiality of the reporting person. Refer to page 2 for information on the PRK Improvement Line.

In addition, any officer or associate who becomes aware of a material event or fact involving the Company that has not been previously disclosed publicly by the Company must immediately report such material event or fact to Park's Chairman, President/CEO, Chief Financial Officer, or the President of the respective PNB division with which the officer or associate is associated.

Post-Employment Activities
At the time of termination or resignation, departing officers, directors, associates, and agents will be required to return all Company property in their possession or control, including but not limited to electronic or written Company documents, electronic files, reports and records containing any Company or nonpublic information, along with all copies thereof. A departed officer, director, associate, or agent remains obligated by law not to disclose to any third party or use for his/her own purposes any confidential or proprietary information to which the officer, director, associate, or agent had access while employed by the Company, including confidential information of the Company and of those persons and organizations that have engaged in business with the Company. A departed officer, director, associate, or agent is also expected not to disparage the Company or engage in activity that damages the Company’s reputation or business, since such activity may also be unlawful.

Violations of Policies
There are many other policies that are very important to the Company and its operations. Nothing herein shall relieve any officer, director, associate, or agent of the Company from complying with all other applicable Company policies.

Violations of any of the Company's board-approved policies may be cause for disciplinary action, including termination of employment.

The Company expects full compliance with this Code of Ethics. In that regard, associates are encouraged to report any violation of the Code of Ethics to their supervisor, Internal Audit Department of Park, Human Resources Department of PNB, or to the President of their respective PNB division.

Officers and directors must report any violation of the Code of Ethics to the Park Audit Committee. Officers, directors, associates, and agents may also report suspected violations of the Code of Ethics to a senior officer, Human Resources Department of PNB, Internal Audit Department of Park, or the PRK Improvement Line. The Company will not permit any retaliation against an officer, director, associate, or agent who properly reports (to the appropriate personnel) a matter that he or she believes, in good faith, to be a violation of the Code of Ethics. Reports to the Park Audit Committee may be made on a confidential basis. Any officer, director, associate, or agent who is found to have violated the Code of Ethics may be subject to discipline, including termination of employment.

The Park Audit Committee shall investigate any alleged violation of the Code of Ethics by any of the Company's officers, directors, associates, or agents. In the event that the Park Audit Committee determines that a violation of the Code of Ethics has occurred, the Park Audit Committee shall be authorized to take any action it deems appropriate. If the violation involves an executive officer or director of Park, the Park Audit Committee shall notify Park's Board of Directors and Park's Board of Directors shall take such action as it deems appropriate. In the event that Park's Board of Directors recognizes that a violation by an executive officer or a director of Park has occurred but elects not to take any remedial or other action against the offending executive officer or director, Park shall disclose the facts and circumstances of its election to waive the Code of Ethics by posting the same on Park's web site or by any other such means as may be required under applicable laws, rules and regulations or the requirements of the Securities and Exchange Commission or NYSE American.

Also, nothing in this Code of Ethics affects the general policy of the Company that employment is at will and can be terminated by the Company or the associate at any time and for any or no reason.

ASSOCIATE'S ACKNOWLEDGMENT
OF PARK NATIONAL CORPORATION
CODE OF BUSINESS CONDUCT AND ETHICS

The foregoing Code of Business Conduct and Ethics (the "Code of Ethics") will not answer or resolve every question you may have. If you are uncertain about what the right thing to do is, you are encouraged to seek the advice and guidance of your supervisor, your Human Resources representative or the President of your respective PNB bank division.

YOU MAY ALWAYS DIRECTLY REPORT ANY MATTER WHICH YOU BELIEVE, IN GOOD FAITH, TO BE A VIOLATION OF THE FOREGOING CODE OF ETHICS TO PARK’S CHAIRMAN, PRESIDENT AND/OR CHIEF EXECUTIVE OFFICER OR TO THE AUDIT COMMITTEE OF PARK'S BOARD OF DIRECTORS ON A CONFIDENTIAL BASIS. YOU MAY ALSO CONTACT THE PRK IMPROVEMENT LINE AT 1-800-418-6423 (Ext. 775) OR VIA THE WEBSITE AT www.securityvoice.com/reports.

I have read and understand the foregoing Code of Ethics, have been given a copy to retain for my reference, and agree to be bound by its terms. I understand I can be subject to discipline, dismissal from my job and prosecution under the law for violating any of the above provisions of the Code of Ethics.

________________________________________        ___________________
Print Name                            Last 4 digits of Social Security Number

________________________________________        _____/_____/_____
Signature                                Date

OFFICER'S ACKNOWLEDGMENT
OF PARK NATIONAL CORPORATION
CODE OF BUSINESS CONDUCT AND ETHICS

The foregoing Code of Business Conduct and Ethics (the "Code of Ethics") will not answer or resolve every question you may have. If you are uncertain about what the right thing to do is, you are encouraged to seek the advice and guidance of the President of your respective PNB bank division.

YOU MAY ALWAYS DIRECTLY REPORT ANY MATTER WHICH YOU BELIEVE, IN GOOD FAITH, TO BE A VIOLATION OF THE FOREGOING CODE OF ETHICS TO PARK'S CHAIRMAN, CHIEF EXECUTIVE OFFICER OR TO THE AUDIT COMMITTEE OF PARK'S BOARD OF DIRECTORS ON A CONFIDENTIAL BASIS. YOU MAY ALSO CONTACT THE PRK IMPROVEMENT LINE AT 1-800-418-6423 (Ext. 775) OR VIA THE WEBSITE AT www.securityvoice.com/reports.

I have read and understand the foregoing Code of Ethics, have been given a copy to retain for my reference, and agree to be bound by its terms. I understand I may be subject to discipline, dismissal from my job and prosecution under the law for violating any of the above provisions of the Code of Ethics.

________________________________________            ___________________
Print Name                                Last 4 digits of Social Security Number

________________________________________            _____/_____/_____
Signature                                 Date

DIRECTOR'S ACKNOWLEDGMENT
OF PARK NATIONAL CORPORATION
CODE OF BUSINESS CONDUCT AND ETHICS

The foregoing Code of Business Conduct and Ethics (the "Code of Ethics") will not answer or resolve every question you may have. If you are uncertain about what the right thing to do is, you are encouraged to seek the advice and guidance of outside counsel to Park National Corporation ("Park") or other counsel designated by the Audit Committee of the Board of Directors of Park.

YOU MAY ALWAYS DIRECTLY REPORT ANY MATTER WHICH YOU BELIEVE, IN GOOD FAITH, TO BE A VIOLATION OF THE FOREGOING CODE OF ETHICS TO THE AUDIT COMMITTEE OF PARK’S BOARD OF DIRECTORS OR THE FULL BOARD OF DIRECTORS.

I have read and understand the foregoing Code of Ethics, have been given a copy to retain for my reference, and agree to be bound by its terms. I understand I can be subject to discipline, removal for cause from the Board of Directors and prosecution under the law for violating any of the above provisions of the Code of Ethics.

________________________________________            ___________________
Print Name                                Last 4 digits of Social Security Number

________________________________________            _____/_____/_____
Signature                                 Date